===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              GeneMedicine, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                               GENEMEDICINE, INC.
                             8301 New Trails Drive
                          The Woodlands, TX 77381-4248

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 11, 1998

TO THE STOCKHOLDERS OF GeneMedicine, inc.:

     Notice Is Hereby Given that the Annual Meeting of Stockholders of GeneMedicine, inc., a Delaware corporation (the "Company"), will be held on Thursday, June 11, 1998 at 3:00 p.m. local time, at the Company's offices at 8301 New Trails Drive, The Woodlands, Texas, for the following purposes:


1. To elect two directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected.


2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

          The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                 By Order of the Board of Directors




                                 Richard A. Waldron
                                 Vice President, Chief Financial Officer
                                  and Secretary

The Woodlands, Texas
May 5, 1998



          ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               GENEMEDICINE, INC.
                             8301 New Trails Drive
                        The Woodlands, Texas 77381-4248

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 11, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

          The enclosed proxy is solicited on behalf of the Board of Directors of GeneMedicine, inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 11, 1998, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, 8301 New Trails Drive, The Woodlands, Texas. The Company intends to mail this proxy statement and accompanying proxy card on or about May 5, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

          The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

          Only holders of record of Common Stock and Series B Preferred Stock at the close of business on April 24, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 24, 1998, the Company had outstanding and entitled to vote 14,515,101 shares of Common Stock and 3,750,000 shares of Series B Preferred Stock.

          Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Each Holder of record of Series B Preferred Stock will be entitled to one vote for each three and one-half shares held on all matters to be voted upon at the Annual Meeting.

          All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes,
abstentions and broker non-votes.   Abstentions will be counted towards the
tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

          Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 8301

New Trails Drive, The Woodlands, TX 77381-4248, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

          Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than January 3, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

          The Company's Amended and Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, respectively, each class consisting, as nearly as possible, of one third of the total number of directors, with each class having a three-year term. Vacancies on the Board, including those created by an increase in the number of authorized directors, may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of authorized directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

          The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1998. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2001 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

          Directors are elected by a plurality of votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

          Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

          MR. EDWARD L. CAHILL, age 45, has been a director of the Company since November 1995. Mr. Cahill is a partner of Cahill, Warnock & Company, an asset management and venture capital firm. He was previously a managing director at Alex. Brown & Sons Incorporated, where he led the firm's health care investment banking group. He also is a director of Automated Healthcare, Inc. and the Maryland Bioprocessing Center. Mr. Cahill earned an A.B. degree from Williams College and a master's degree in management from Yale University.

          MR. ARTHUR M. PAPPAS, age 50, has been a director of the Company since January 1995. Mr. Pappas is Chairman and Chief Executive Officer of A.M. Pappas & Associates, LLC., an international management and consulting services company and investor in the high technology life science industries. From 1989 until 1994, Mr. Pappas held executive and board positions with Glaxo Holdings plc, a pharmaceutical company, where his most recent position was as a member of the main Board of Directors with responsibilities for operations in Asia Pacific, Latin America and Canada.

Mr. Pappas' 27 years of experience in the health care industry also includes positions with the pharmaceutical companies of Merrell Dow Pharmaceuticals and Abbott Laboratories International, Inc. Mr. Pappas is a member of the Board of Directors of Quintiles Transnational Corp., KeraVision, Inc., Embrex, Inc., and one private company. Mr. Pappas received a B.S. degree in Biology from the Ohio State University and a M.B.A. degree in Finance from Xavier University.


                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE


DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

          STANLEY T. CROOKE, M.D., PH.D., age 53, has been a director of the Company since March 1992 and its Chairman of the Board since March 1996. Dr. Crooke has been Chief Executive Officer and a director of Isis Pharmaceuticals, Inc. ("Isis"), a biotechnology company, since he co-founded Isis in January 1989, and he has served as Chairman of the Board of Isis since February 1991. From 1980 until January 1989, Dr. Crooke was employed by SmithKline Beckman Corporation ("SmithKline"), a pharmaceutical company, most recently as President of Research and Development of SmithKline & French Laboratories. Prior to joining SmithKline, he served as Vice President and Associate Research Director of Bristol Laboratories, a subsidiary of Bristol-Myers Squibb Company, a pharmaceutical company. Dr. Crooke is a member of the Board of Directors of SIBIA Neurosciences, Inc., EPIX Medical Inc., and Biotechnology Industry Organization. Dr. Crooke received a Ph.D. degree in Pharmacology and an M.D. degree from Baylor College of Medicine, where he served for a number of years as Adjunct Professor of Pharmacology. He currently serves as Adjunct Professor of Pharmacology at the University of California, San Diego.

  BERT W. O'MALLEY, M.D., age 61, one of the Company's founders, has been a director of the Company since April 1998. Dr. O'Malley has been Chairman of the Department of Cell Biology at Baylor College of Medicine and a Director of the Baylor Center for Population Research and Reproductive Biology since 1973. He is a member of the National Academy of Science and the Institute of Medicine and the author of more than 500 scientific publications. Dr. O'Malley's scientific work has included major achievements in the areas of medical endocrinology and reproduction with potentially broad application to the diagnosis of human genetic diseases and the treatment of breast and prostatic cancer. His work includes the invention of the Company's proprietary GeneSwitch/TM/ technology that allows for the greater control of the level and duration of the expression of the therapeutic protein produced by a gene medicine. Dr. O'Malley holds a B.S. and a M.D. degree from the University of Pittsburgh.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

          MR. DAVID F.J. LEATHERS, age 55, has been a director of the Company since May 1993. Mr. Leathers has been a director of Abingworth Management Limited, a venture capital firm based in London, since 1987. Prior to 1987, Mr. Leathers was an Investment Director at N.M. Rothschild & Sons Limited, a London-based merchant bank. Mr. Leathers is also a director of several private companies. Mr. Leathers is a Chartered Accountant in the United Kingdom.

          ERIC TOMLINSON, D.SC., PH.D., age 50, one of the Company's founders, has been Vice Chairman of the Board of Directors since April 1998 and a director of the Company since July 1992. Dr. Tomlinson was President and Chief Executive Officer of the Company from July 1992 until April 1998. Dr. Tomlinson was President and Chief Executive Officer of Somatix Corporation from February 1990 until 1991, and served as a consultant there from April 1991 until March 1992. From 1984 to 1990, he was worldwide Head of Advanced Drug Delivery Research for Ciba-Geigy Pharmaceuticals, where he led its multidisciplinary program in site-specific drug delivery. From 1979 to 1984, Dr. Tomlinson was Professor of Pharmaceutical Chemistry at Amsterdam University. Dr. Tomlinson received a Ph.D. and a D.Sc. degree from London University and an honorary D.Sc. degree magna cum laude from the United

Kingdom Council for National Academic Awards. He was a Fulbright-Hays Scholar and has authored or co-authored more than 210 scientific publications.

BOARD COMMITTEES AND MEETINGS

          During the fiscal year ended December 31, 1997, the Board of Directors held four regular meetings, one special telephonic meeting and one strategic review meeting. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

          The Audit Committee meets with the Company's independent auditors at least annually to: review the results of the annual audit and discuss the financial statements; recommend to the Board the independent auditors to be retained; and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Mr. Leathers, Mr. Pappas and Mr. Cahill. The Audit Committee met one time during the fiscal year ended December 31, 1997.

          The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Dr. Crooke, Mr. Leathers and Mr. Pappas. The Compensation Committee met four times during the fiscal year ended December 31, 1997.

          The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. Dr. Crooke is currently the sole member of the Nominating Committee. During the fiscal year ended December 31, 1997 this Committee did not meet.

          During the fiscal year ended December 31, 1997, all directors attended at least 75% of the aggregate of the meetings of the Board, and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

                             SECURITY OWNERSHIP OF

                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 11, 1998 by: (i) each director and nominee for director; (ii) each of the "Named Executive Officers"(as defined below); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                                BENEFICIAL OWNERSHIP (1)
                                                ------------------------
                                                 NUMBER OF  PERCENT OF
BENEFICIAL OWNER                                   SHARES      TOTAL
----------------                                 ---------- ----------
Entities affiliated with Roche Holding Ltd (2)
  Grenzacherstrasse 124, CH-4070
  Basel, Switzerland                              4,072,595   24.4%
Biotechnology Investment Group, L.L.C
  1055 Washington Blvd
  Stamford, CT 06901 (3)                          1,047,155    6.7%
Abingworth Bioventures
  c/o Sanne & Cie
  Boite Postale 566
  L-2015 Luxembourg (4)                             987,144    6.3%
State of Wisconsin Investment Board
  121 East Wilson
  Madison, WI 53702                                 930,000    6.0%
Michael G. Jesselson
  1301 Avenue of the Americas, Suite 4101
  New York, NY 10019 (5)                            831,700    5.3%

Josef F. Bossart (6)                                120,112      *
Edward L. Cahill (6)                                 16,250      *
Stanley T. Crooke (6)                                49,196      *
Norman Hardman (6)                                   65,444      *
David F.J. Leathers (3)(6)                        1,006,736    6.5%
Bert W. O'Malley (6)                                124,806      *
Arthur M. Pappas (6)                                 33,250      *
Kathryn N. Stankis (6)                               59,003      *
Eric Tomlinson (6)                                  407,919    2.6%
Richard A. Waldron (6)                               63,077      *
All executive officers and directors
  as a group (12 persons) (7)                     2,115,688   13.0%
--------------------
* Less than 1 percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,586,529 shares outstanding on April 11, 1998, (assuming conversion of the outstanding shares of the Company's Series B Preferred Stock) adjusted as required by rules promulgated by the SEC.

(2) Includes 2,142,856 and 1,929,739 of Common Stock beneficially held by Syntex Corporation ("Syntex") and Corange International Limited ("Corange"), respectively. Syntex is a wholly owned subsidiary of Roche Capital Corporation, a Panamanian corporation, which in turn is a wholly owned subsidiary of Sapac Corporation Limited ("Sapac"). Sapac is incorporated as a non-resident corporation under the laws of the Province of New Brunswick, Canada with its principal executive offices in Uruguay. Sapac is, in turn, a wholly owned subsidiary of Roche Holding Ltd, a Swiss corporation ("Holding"). On March 5, 1998, Roche Healthcare Limited, a Bermuda corporation, consummated its acquisition of all of the outstanding capital stock of Corange. Roche Healthcare Limited is a wholly owned subsidiary of Roche Finance Ltd., a Swiss corporation, which in turn, is a wholly owned subsidiary of Holding. Syntex ownership includes (i) 3,750,000 shares of Series B Preferred Stock reflected on an as converted basis, at a conversion rate of one (1) share of Common Stock for each three and one-half (3.5) shares of Series B Preferred Stock (for an aggregate of 1,071,428 shares of Common Stock) and (ii) 1,071,428 shares of Common Stock issuable upon exercise of a warrant that expires in April 1999 and has an exercise price of $21.00 per share. Corange has agreed to invest $20 million in the common equity of the Company at $4 million per year. The first four $4 million equity investments were made in July 1995, February 1996, February 1997 and February 1998 in which 444,444, 418,629, 533,333 and 533,333 shares of Common Stock were issued at $9.00, $9.56, $7.50 and $7.50 per share, respectively. According to its agreement with the Company, Corange will make an additional $4 million equity investment in February 1999 at a minimum price of $7.50 per share. Dr. Paul Sacher, an individual and citizen of Switzerland has, pursuant to an agreement, the power to vote a majority of the voting securities of Holding. The business address of Dr. Sacher is Haus auf Burg, Muensterplatz 4, Basel 4051, Switzerland.

(3) Includes (i) 999,062 shares in which investment and voting authority is shared with The Edward Blech Trust and The Wilmington Trust as voting trustee, (ii) 35,714 shares held by Schroders Incorporated ("Schroders"), and (iii) 12,379 shares held with sole investment and voting authority. Collinson Howe Venture Partners, Inc. ("CHVP") is the Managing Member of Biotechnology Investment Group, L.L.C. CHVP also advises Schroders under advisory agreements and shares investment and voting power over the shares held by Schroders.

(4) David F.J. Leathers, a director of the Company, is a Director of Abingworth Management Limited, the investment advisor to Abingworth Bioventures. Mr. Leathers is a shareholder of Abingworth Bioventures, but not an officer or director thereof. Mr. Leathers disclaims beneficial ownership of all such shares except to the extent of his shareholder interest therein.

(5) Includes (i) 507,500 shares held directly by Michael G. Jesselson, (ii) 302,700 held in a trust in which Michael G. Jesselson, Benjamin J. Jesselson, Erica Jesselson and Lucy Lang are trustees, and (iii) 21,500 shares held by Michael G. Jesselson's spouse, Linda Jesselson.

(6) Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Josef F. Bossart, 59,140 shares; Edward L. Cahill, 16,250 shares; Stanley T. Crooke, 30,625 shares; Norman Hardman, 65,444 shares; David F.J. Leathers, 19,592 shares; Bert W. O'Malley, 65,412 shares; Arthur M. Pappas, 26,250 shares; Kathryn N. Stankis, 31,190 shares; Eric Tomlinson, 225,593 shares; Richard A. Waldron, 58,500 shares; and all executive officers and directors as a group, 664,804 shares.

(7)  Includes shares described in notes (4), and (6) above.


          COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

          Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                              INDEPENDENT AUDITORS

          Arthur Andersen LLP has audited the Company's financial statements since its inception in 1992. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors has not yet selected independent auditors for the fiscal year ending December 31, 1998. The Company is in the process of reviewing if Arthur Andersen LLP can continue to serve as independent auditors in light of a family relationship issue which has arisen due to the recent appointment of a Board of Director member. After resolution of this issue, the Board of Directors will select independent auditors for the fiscal year ending December 31, 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

          During 1997, each non-employee director of the Company received a per meeting fee of $2,000 (plus $500 for each committee meeting attended by committee members). In the fiscal year ended December 31, 1997, non-employee directors as a group received $57,000 in cash compensation for service on the Board of Directors and committees thereof. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

          In July 1996, the Company entered into a consulting agreement with Bert W. O'Malley. The consulting agreement requires the Company to pay Dr. O'Malley $2,000 for each day of consulting work authorized by the Company. During 1997, the Company paid $52,250 under this agreement. In addition, in July 1996 and July 1997, the Company entered into sponsored research agreements with Baylor College of Medicine ("Baylor") under which Dr. O'Malley was specified as Principal Investigator. During 1997, the Company paid $189,000 to Baylor under these sponsored research agreements. The Company is committed to paying $101,000 in 1998 under the current research agreement.

          Non-employee directors of the Company are eligible to receive stock option grants under the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate (as defined in the Internal Revenue Code) of the Company are eligible to receive options under the Directors' Plan. During the year ended December 31, 1997, under the Directors' Plan the Company granted to all non-employee Directors as a group options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $6.88 per share.

          Option grants under the Director's Plan are non-discretionary. Each person who becomes a non-employee director of the Company shall, upon the date of initial election as a non-employee director, be granted an option to purchase 30,000 shares of Common Stock of the Company. In addition, annually on April 26th, each non-employee director who has been a non-employee director for at least six months shall be granted an option to purchase 5,000 shares of Common Stock of the Company. No other options may be granted under the Directors' Plan. The exercise price of options granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. All options under the Directors' Plan vest over a period of four years from the date of grant in four equal installments commencing on the first anniversary of the date of grant. The term of options granted under the Directors' Plan is ten years. In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation by the shares of the Company's Common Stock outstanding immediately preceding the merger were converted by virtue of the merger into other property, or any capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the vesting of any outstanding options under the Directors' Plan shall accelerate and such options shall terminate if unexercised prior to the occurrence of the event.

COMPENSATION OF EXECUTIVE OFFICERS

          The following table provides certain summary information concerning compensation paid to, or earned by, during the last three fiscal years the Company's Chief Executive Officer and its four other most highly compensated executive officers, determined as of the end of the last fiscal year in accordance with the rules of the SEC (the "Named Executive Officers"):

                                                                       Annual         Long-Term
                                                                   Compensation     Compensation
                                                                  ---------------   ------------
                                                                                     Securities
                                                                  Salary    Bonus    Underlying     All Other
 Name and Principal Position                               Year    ($)       ($)     Options(#)   Compensation
 ---------------------------                               ----   ------    -----    ----------   ------------
Dr. Eric Tomlinson                                         1997  304,164        -       50,000            -
President and Chief Executive Officer(2)                   1996  282,850        -       40,000            -
                                                           1995  258,750        -       20,000        7,835

Dr. Norman Hardman                                         1997  165,865   25,000      150,000       56,419
Senior Vice President and
Chief Operating Officer(3)

Dr. Josef F. Bossart
Vice President and Chief Business Officer(4)               1997  150,417   25,000      135,000       79,605

Mr. Richard A. Waldron                                     1997  178,637        -        8,333            -
Vice President and Chief Financial Officer(5)              1996  167,842        -       88,333(6)    20,890
                                                           1995   71,634   15,000            -       38,549

Ms. Kathryn N. Stankis                                     1997  132,294        -        5,000            -
Vice President, Human Resources                            1996  126,998        -       10,000            -
                                                           1995  122,253        -        5,500        3,424

Dr. Thomas H. Rossing                                      1997  141,954   25,000            -            -
Former - Vice President, Clinical Development              1996  112,931   50,000      100,000       62,097
& Regulatory Affairs

(1) During 1997 (i) Dr. Hardman and Dr. Bossart received relocation assistance of $62,097 and $71,688, respectively and (ii) Dr. Bossart received $7,917 for consulting services prior to his employment by the Company. During 1996, Dr. Rossing and Mr. Waldron received relocation assistance of $62,097 and $20,890, respectively. During 1995, Dr. Tomlinson, Mr. Waldron and Ms. Stankis received relocation assistance allowance of $7,835, $38,549 and $3,424, respectively, in connection with moves to The Woodlands.

(2) Dr. Tomlinson was appointed Vice Chairman of the Board of Directors in April 1998.

(3) Dr. Hardman joined the Company as Senior Vice President and Chief Scientific Officer in April 1997. In January 1998 he was appointed Senior Vice President and Chief Operating Officer and in April 1998 he was appointed President and Chief Operating Officer.

(4) Dr. Bossart joined the Company as Vice President and Chief Business Officer in March 1997.

(5) Mr. Waldron joined the Company as Vice President and Chief Financial Officer in July 1995.

(6)  Includes options repriced in 1996 of 80,000 shares.

                       STOCK OPTION GRANTS AND EXERCISES

          The Company grants options to its executive officers under its Option Plan. As of December 31, 1997, options to purchase a total of 2,099,906 shares were outstanding under the Plan and options to purchase 1,163,837 shares remained available for grant thereunder. The 1993 Stock Option Plan (the "Option Plan") provides for the grant of both incentive and nonstatutory stock options. The exercise price of incentive stock options under the Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant. The exercise price of nonstatutory stock options under the Option Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. The Options granted under the Option Plan typically vest in 48 monthly installments starting on the date of grant and have term of 10 years.

          No option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Option Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. No employee may be granted options under the Option Plan during a calendar year to purchase in excess of 250,000 shares of Common Stock.

          The Option Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Option Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the Option Plan, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

          The following tables show for the fiscal year ended December 31, 1997, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                              Potential
                                                                         Realizable Value at
                                   % of                                     Assumed Annual
                               Total Options                                 Appreciation
                                Granted to                               Rates of Stock Price
                 Number of      Employees        Exercise                 for Option Term (2)
                  Options       in Fiscal         Price      Expiration  ---------------------
Name             Granted(#)      Year (1)        ($/Share)      Date       5% ($)    10% ($)
----             ---------     -------------     ----------  ----------  -------     ---------
Dr. Tomlinson       50,000          6.6%            6.875    07/08/07    216,183       547,849
Dr. Hardman        150,000         19.8%           7.5625    04/16/07    713,402     1,807,902
Dr. Bossart        135,000         17.9%           7.5625    04/16/07    642,062     1,627,111
Mr. Waldron          1,667          0.2%            6.875    07/08/07      7,208        18,265
                     6,666          0.7%           4.8125    10/29/07     20,175        51,127
Ms. Stankis          5,000          0.7%            6.875    07/08/07     21,618        54,785
--------------------

(1) Based on 755,943 options granted in 1997, including grants to executive officers.

(2) The potential realizable value is calculated based on the terms of the option at its time of grant (10 years in the case of all options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

      AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

                                                         Number of
                                                         Securities           Value of
                                                         Underlying         Unexercised
                                                        Unexercised         In-the-Money
                                                         Options at          Options at
                                                         FY-End (#)        FY-End ($)(1)
                                                      ----------------  --------------------
                   Shares Acquired      Value            Exercisable/        Exercisable/
Name               on Exercise (#)  Realized ($)(1)      Unexercisable       Unexercisable
-----------------  ---------------  ----------------  --------------------  ----------------
Dr. Tomlinson              10,000         40,750      200,370 / 83,487      624,114 / 31,238
Dr. Hardman                    --             --      50,000 / 100,000                 0 / 0
Dr. Bossart                    --             --       47,250 / 87,750                 0 / 0
Mr. Waldron                    --             --       44,719 / 51,947       21,261 / 24,259
Ms. Stankis                 8,205         38,224       39,263 / 14,116       104,644 / 1,365

-------------------
(1) The value realized or the value of in-the-money options is based upon the fair market value of the Company's Common Stock at exercise date or December 31, 1997 ($5.0625 per share), respectively, minus the exercise price of the options.

            EMPLOYMENT AGREEMENTS AND CHANGE-IN CONTROL ARRANGEMENTS

          In January 1998, the Company and Dr. Tomlinson entered into an employment agreement providing for a base salary of $310,128 per year. The agreement, which can be extended by mutual agreement, has a term of six (6) months and provides for reimbursement of costs for health, medical and other benefits. The agreement also provides for reimbursement of reasonable closing costs, up to a maximum of $30,000, incurred by Dr. Tomlinson in connection with the sale of his home prior to the later of December 31, 1999 or eighteen months after expiration of the agreement. In the event closing costs are reimbursed as described above, Dr. Tomlinson will be entitled to receive an additional amount that is equal to the taxes, if any, imposed on Dr. Tomlinson as a result of such reimbursement. Upon termination of his employment (other than voluntary termination by him), Dr. Tomlinson will be entitled to: (i) continuation of his then base salary and continued reimbursement of health, medical and other benefits through the later of December 31, 1999 or eighteen months after such termination; and (ii) acceleration of vesting of all outstanding options and a two-year extension of the exercise period of such options. Upon voluntary termination of his employment prior to expiration of the agreement, Dr. Tomlinson will be entitled to: (i) continuation of his then base salary and continued reimbursement of health, medical and other benefits for eighteen months; and (ii) acceleration of eighteen months vesting of all outstanding options and a two-year extension of the exercise period of such options.

          In June 1995, the Company entered into an employment agreement with Richard A. Waldron providing for an annual base salary of $150,000, subject to annual review. The agreement has an initial term of four years and will renew automatically each year thereafter. If the Company terminates Mr. Waldron's agreement prior to the expiration of the agreement, the Company will be obligated to pay Mr. Waldron's salary and benefits for a period of three months following the date of termination.

          The Board has adopted a Change-of-Control Severance Plan for its employees, including executive officers (the "Severance Plan"). An Eligible Employee is eligible for benefits under the Severance Plan if, within 12 months of a Change of Control, such Eligible Employee's employment with the Company is
(i) voluntarily terminated for Good Reason or (ii) involuntarily terminated for a reason other than Cause.

          Benefits payable under the Severance Plan generally include: (i) a cash payment equal to up to 12 months of an Eligible Employee's base pay in effect prior to termination, such payment based upon (A) the length of time such employee was employed by the Company, (B) the position held at termination and
(C) whether such employee has been designated a "Key Employee;" (ii) acceleration of vesting of a portion of the options held by an Eligible Employee, depending upon the length of time such employee was employed by the Company; and (iii) continuation of certain health, vision and dental benefits. For Executive Officers, benefits under the Severance Plan also include acceleration of vesting of all the options held by such executive officer and, subject to certain limitations, extension of the period during which such options may be exercised.

          An "Eligible Employee" is defined in the Severance Plan to include all full-time regular employees of the Company who are not otherwise excluded from participating in the Severance Plan.

          A "Change of Control" is defined in the Severance Plan to include: (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation in which the Company's stockholders immediately prior to the transaction do not hold beneficial ownership of at least 50% of the outstanding voting shares of the new or continuing corporation, (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iv) at least a majority of the outstanding corporate shares of the Company are sold, exchanged or otherwise disposed of, in one transaction or a series of related transactions and the Company's stockholders immediately prior to such transaction or transactions do not hold beneficial ownership of at least 50% of the outstanding voting shares of the Company or of the ownership interests of the entity for which such shares of the Company were exchanged (taking into account only such shareholders' ownership of the Company prior to the time such transaction or transactions commenced); or (v) the Company sells all or substantially all of its assets to a single purchaser or to a group of associated purchasers.

          "Good Reason" is defined in the Severance Plan to include: (i) a reduction of the Eligible Employee's rate of compensation (base salary and bonus) as in effect immediately prior to the effective date of a Change of Control; (ii) except as permitted under any employment contract with the Eligible Employee, a change in the Eligible Employee's responsibilities, authority, titles or offices resulting in diminution of position, with certain exceptions;

(iii) a request that the Eligible Employee relocate to a worksite that is more than twenty-five (25) miles from his or her prior worksite, unless the employee accepts such relocation opportunity, or to be absent from such regular place of employment on travel status or otherwise to a greater degree than was customary during the six (6) month period immediately preceding the effective date of a Change of Control; (iv) except as permitted under any employment contract with the Eligible Employee, a material reduction in duties; (v) a failure or refusal of the successor company to assume the Company's obligations under the Severance Plan; or (vi) material breach by the Company or any successor to the Company of any of the material provisions of the Severance Plan.

          "Cause" is defined in the Severance Plan to mean: (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Eligible Employee has committed a felony under the laws of the United States or of any state, or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (ii) material breach of any agreement entered into between the Eligible Employee and the Company that impairs the Company's interest therein; (iii) willful misconduct or gross neglect by the Eligible Employee of the Eligible Employee's duties; or
(iv) engagement in any activity that constitutes a material conflict of interest with the Company.

          The Severance Plan terminates on May 17, 2000. The Board may extend the term of the Severance Plan or amend or discontinue the Severance Plan at any time, provided that, for the 12 month period following a Change of Control, the Severance Plan may not be amended and no Eligible Employee may be reclassified in any manner that would adversely affect the interests of the Eligible Employees, except with the written consent of the Eligible Employee or Eligible Employees so affected. No amendment or termination of the Severance Plan shall affect the right to any unpaid benefit of any Eligible Employee whose termination date has occurred prior to amendment or termination of the Severance Plan.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                   OF DIRECTORS ON EXECUTIVE COMPENSATION (1)

          During 1997, the Compensation Committee of the Board of Directors was composed of Stanley T. Crooke, M.D., Ph.D., David F.J. Leathers and Arthur M. Pappas. The Committee is responsible for establishing and maintaining the Company's policies governing employee compensation and administrating the Company's employee benefit plans, including the Company's 401-K Plan, the Option Plan and the Employee Stock Purchase Plan.

          The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The goal of the Compensation Committee is to align compensation with the Company's business objectives and performance in order to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

*  The Committee endeavors to establish compensation that is competitive with
   leading biotechnology   companies with which the Company competes for talent.
   To ensure that pay is competitive, the Committee regularly compares its pay practices with these companies and sets its pay parameters based on this review.

* The Company maintains annual incentive payment opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

* The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities.
-----------------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

          The Committee annually reviews each executive officer's compensation. When reviewing compensation, the Committee considers individual and corporate performance against specified Company objectives and the Committee's subjective evaluation of their performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

          During 1997, the Committee retained Radford Associates Consulting Group to conduct a comprehensive review of base salaries and incentive compensation of all employees, including executive officers, as compared to biotechnology companies of similar size and status, both nationally and regionally. The group of similar companies is not necessarily the same as the companies included in the market indices included in the performance graph in this proxy statement. The Company has implemented broad banding of salaries/positions. Broad banding clusters jobs or tiers of positions within broad salary bands. The Company believes that broad banding will give it both the flexibility to recruit scientists from diverse disciplines and the ability to move high-performers along their bands at appropriate rates.

          At the start of each year, the Committee meets to review and approve the annual performance objectives for the Company. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal: building stockholder value. The Committee evaluates each officer's contribution to achievement of Company objectives as well as individual performance and determines salary and bonus levels, within the applicable band, on the basis of such evaluation.

          The Option Plan and the Employee Stock Purchase Plan enable the Company to provide employees with equity incentives that further align the interests of stockholders and management by encouraging employees to participate in the building of long-term value in the Company. New options are granted to employees on an annual basis and include vesting periods (generally over four years) to provide continuing financial incentives. Options are generally granted with exercise prices equal to the fair market value on grant date. The size of option grants to an individual is based on the individual's position within the Company and performance in the past year.

          Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and the Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

          The Committee bases the compensation of the Chief Executive Officer, Dr. Tomlinson, in large part upon the Company's performance, while taking into account the compensation practices of competitive companies of comparable size in the biotechnology industry. The Company made progress during 1997 including:
(i) the clinical advancement of the Company's IL-2 Gene Medicine, (ii) advancement and solidification of key patent positions, (iii) significant additions to strengthen the Company's management team, and (iv) continued progress in the development of the Company's non-viral gene therapy technologies and the expansion of product opportunities. In light of the achievement of certain Company objectives, salaries paid and stock options granted to persons in similar positions at similarly situated companies, and Dr. Tomlinson's contributions during his annual review period ended July 1, 1997, the Committee authorized a base salary of $310,100, a 4% merit increase over the prior year. The Committee also unanimously approved a total option grant of 50,000 shares, including a performance option grant of 20,000 shares and an adjustment option grant of 30,000 shares for Dr. Tomlinson.

                                          Stanley T. Crooke, M.D., Ph.D.
                                          David F.J. Leathers
                                          Arthur M. Pappas

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          As noted above, the Company's Compensation Committee consists of Dr. Crooke, Mr. Leathers and Mr. Pappas. No executive officer of the Company is a member of the Compensation Committee. There are no interlocks between the members of the Compensation Committee and the executive officers of the Company.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

          The following graph shows the cumulative total stockholder return of an investment of $100 in cash for the period from July 13, 1994 (the effective date of the Company's Initial Public Offering) to December 31, 1997 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market Index (U.S.) and (iii) the Nasdaq Pharmaceutical Stock Index. All values assume reinvestment of the full amount of all dividends:



              COMPARISON OF TOTAL CUMULATIVE RETURN ON INVESTMENT

                    GMED        Nasdaq US       Nasdaq Pharma
 7/11/94             100           100               100
 7/31/94             108           102               103
 8/31/94             108           109               114
 9/30/94              55           108               113
10/31/94              43           110               109
11/30/94              38           107               109
12/31/94              42           107               106
 1/31/95              43           108               112
 2/28/95              47           113               116
 3/31/95              72           117               114
 4/30/95              73           120               117
 5/31/95              72           123               119
 6/30/95             112           133               133
 7/31/95             108           143               144
 8/31/95             115           146               161
 9/30/95             127           150               166
10/31/95              88           149               160
11/30/95              87           152               168
12/31/95             102           151               193
 1/31/96             120           152               210
 2/29/96              90           158               206
 3/31/96              80           158               201
 4/30/96              79           172               212
 5/31/96              85           179               219
 6/30/96              75           171               196
 7/31/96              53           156               174
 8/31/96              60           165               187
 9/30/96              55           177               200
10/31/96              44           176               191
11/30/96              45           186               188
12/31/96              76           186               194
 1/31/97              93           200               210
 2/28/97             117           188               212
 3/31/97              83           176               184
 4/30/97              92           182               173
 5/31/97             107           202               199
 6/30/97             103           208               199
 7/31/97              60           230               205
 8/31/97              53           230               202
 9/30/97              55           244               223
10/31/97              61           231               212
11/30/97              72           232               205
12/31/97              68           229               200

(1) This report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

          In July 1996, the Company entered into a consulting agreement with Bert W. O'Malley. The consulting agreement requires the Company to pay Dr. O'Malley $2,000 for each day of consulting work authorized by the Company. During 1997, the Company paid $52,250 under this agreement. In addition, in July 1996 and July 1997, the Company entered into sponsored research agreements with Baylor under which Dr. O'Malley was specified as Principal Investigator. During 1997, the Company paid $189,000 to Baylor under these sponsored research agreements. The Company is committed to paying $101,000 in 1998 under the current research agreement.

          The Company's By-laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Company is also empowered under its By-laws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

          Effective February 1995, the Company and Corange International Ltd., the parent company of Boehringer Mannheim entered into a multi-year alliance agreement to develop gene therapy products to treat selected cancer indications. Under the terms of the agreement, Boehringer Mannheim has agreed to fund $25 million, plus certain amounts for achievement of milestones, for research and development at the Company, with payments to the Company of $5 million per year, plus milestones, for five years. Research and development funding of $4.6, $5.0 and $5.5 million, including a $0.5 million milestone payment in 1997, were received in 1995, 1996 and 1997, respectively. Because the Company may be obligated, upon certain circumstances, to conduct research and development in an amount not to exceed $5 million at the end of the five-year agreement, the Company has recognized contract revenue at 80 percent of research funding. In addition, Boehringer Mannheim has agreed to invest $20 million in the common equity of the Company at $4 million per year. The first four $4 million equity investments were made in July 1995, February 1996, February 1997 and February 1998 in which 444,444, 418,629, 533,333 and 533,333 common shares were issued at $9.00, $9.56, $7.50 and $7.50 per share, respectively. The price per share for common equity investments by Boehringer Mannheim for the years 1996 through 1999 is based upon the 15 consecutive trading days immediately preceding February 1 for each year, with the purchase in 1996 at a 20 percent premium. In no case shall the purchase price be less than $7.50 per share. All payments to the Company beginning in 1997 are subject to the achievement of certain milestones. The Company also granted Boehringer Mannheim a three-year option to expand the collaboration to include additional cancer indications.

                                 OTHER MATTERS

          The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                    By Order of the Board of Directors




                    Richard A. Waldron
                    Vice President, Chief Financial Officer and Secretary

                    May 5, 1998

                               GENEMEDICINE, INC
                             8301 New Trails Drive
                          The Woodlands, TX 77381-4248
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           Annual Meeting of Stockholders to be held on June 11, 1998
--------------------------------------------------------------------------------

     The undersigned hereby appoints Eric Tomlinson, D.Sc., Ph.D. and Richard A. Waldron and each of them, with full power of substitution, as attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of GeneMedicine, inc., a Delaware corporation (the ?Company?), to be held at 3:00 p.m. local time on Thursday, June 11, 1998 at GeneMedicine, inc., 8301 New Trials Drive, The Woodlands, Texas and at any continuations or adjournments thereof, to vote the shares of stock of the Company which the undersigned may be entitled to vote at such meeting in the name of and place of the undersigned with all the power which the undersigned would possess if personally present, as set forth below and, in their discretion upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked. This proxy will be voted as specified or, if no contrary direction is made, this proxy will be voted for the election of directors as set forth in the proxy statement and as said proxies deem advisable on such other matters as may properly come before the meeting.

        THIS PROXY IS CONTINUED ON THE REVERSE SIDE AND IS TO BE SIGNED

     Please mark your votes
     as in this example

                             FOR both nominees          WITHHOLD authority
                             listed at right            to vote for both nominees
1. To elect two              (Except as marked to       listed at right                THE BOARD OF DIRECTORS
directors to serve           the contrary below)                                       RECOMMENDS A VOTE FOR
until the year 2001                                                                    THE NOMINEES FOR DIRECTOR
Annual Meeting of                                                                      LISTED BELOW:
Stockholders and                                                                       Edward L. Cahill
until their successors                                                                 Arthur M. Pappas
are elected

To withhold authority to vote for a nominee, write such nominee name below.

____________________________________________________________

                                                                                                   IMPORTANT
                                                                                 It is important that your shares be represented
                                                                                 at the meeting.   Accordingly, whether or not
                                                                                 you expect to attend the meeting, please sign,
                                                                                 date and promptly return this proxy in the
                                                                                 enclosed envelope.


SIGNATURE______________________ DATE______________ SIGNATURE______________________ DATE______________
                                                               IF HELD JOINTLY

Please sign exactly as your name appears hereon.  When shares are held by joint tenants both should sign.  When signing as attorney-in-fact, executor, administrator, trustee or guardian, please sign as such and include such title. If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.
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